As filed pursuant to Rule 424(b)(3) and (c)
Registration No. 333-109634

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED NOVEMBER 3, 2003

FUELCELL ENERGY, INC.
2,797,738 Shares of Common Stock

On May 28, 2004, we sold the thermoelectric generator (TEG) business of Global Thermoelectric Inc., our former Canadian subsidiary. The sale was accomplished by the sale of all of the outstanding shares of Global. Prior to the sale, substantially all of Global’s assets and liabilities that were not part of its TEG business, including substantially all of Global’s assets and liabilities relating to its solid oxide fuelcell (SOFC) development business and essentially all of its cash, were transferred to FuelCell Energy, Ltd., an indirect wholly-owned Canadian subsidiary of FuelCell that we call ExchangeCo. FuelCell Energy, Ltd. was formerly named FCE Canada Inc. In addition, Global’s Series 2 Preferred Shares were cancelled and replaced with substantially equivalent Series 1 Preferred Shares issued by ExchangeCo. This prospectus, as supplemented, now relates to a total of up to 2,572,452 shares of our common stock, par value $0.0001 per share, that we may issue, from time to time, upon exchange or redemption of up to 2,572,452 exchangeable shares issued by ExchangeCo, and a total of up to 225,286 shares of our common stock that we may issue, from time to time, upon conversion of the 1,000,000 Series 1 Preferred Shares issued by ExchangeCo.

This prospectus supplement should be read in conjunction with the prospectus, dated November 3, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Investing in our common stock involves risks.  Beginning on page 6 of the prospectus, we have listed several "Risk Factors" which you should consider.  You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 3, 2004